Capital Income Builder

October 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,732,692
Class B	$33,303
Class C	$227,155
Class F1	$164,209
Class F2	$124,454
Total	$3,281,813
Class 529-A	$84,510
Class 529-B	$1,995
Class 529-C	$22,286
Class 529-E	$3,362
Class 529-F1	$2,781
Class R-1	$4,819
Class R-2	$24,470
Class R-2E	$0*
Class R-3	$37,732
Class R-4	$21,973
Class R-5	$18,668
Class R-6	$160,479
Total	$383,075

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.4050
Class B	$1.9294
Class C	$1.9240
Class F1	$2.3605
Class F2	$2.5219
Class 529-A	$2.3464
Class 529-B	$1.8516
Class 529-C	$1.8861
Class 529-E	$2.2050
Class 529-F1	$2.4791
Class R-1	$1.9242
Class R-2	$1.9352
Class R-2E	$0.5363
Class R-3	$2.1869
Class R-4	$2.3709
Class R-5	$2.5479
Class R-6	$2.5789

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,157,190
Class B	13,868
Class C	115,641
Class F1	56,689
Class F2	74,019
Total	1,417,407
Class 529-A	36,696
Class 529-B	897
Class 529-C	11,984
Class 529-E	1,546
Class 529-F1	1,153
Class R-1	2,505
Class R-2	12,365
Class R-2E	2
Class R-3	17,265
Class R-4	9,583
Class R-5	6,267
Class R-6	75,309
Total	175,572

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$60.76
Class B	$60.87
Class C	$60.77
Class F1	$60.77
Class F2	$60.74
Class 529-A	$60.74
Class 529-B	$60.83
Class 529-C	$60.71
Class 529-E	$60.74
Class 529-F1	$60.76
Class R-1	$60.73
Class R-2	$60.73
Class R-2E	$60.71
Class R-3	$60.74
Class R-4	$60.75
Class R-5	$60.79
Class R-6	$60.77

*Amount less than one thousand.